EXHIBIT 99.1

A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

 For Further Information:

Scott F. Stephens
Vice President - Finance & CFO
(847) 349-2577
Email: sstephens@amcastle.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

 FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 26, 2013

A. M. CASTLE & CO. REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS
ANNOUNCES RECORD DATE AND ANNUAL SHAREHOLDER MEETING DATE

OAK BROOK, IL, FEBRUARY 26th – A. M. Castle & Co. (NYSE: CAS) (“the Company”), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the fourth quarter and full year ended December 31, 2012.

Consolidated net sales were $274.0 million for the three months ended December 31, 2012, compared to $282.2 million in the fourth quarter of 2011.  Reported net loss for the quarter was $5.6 million, or a loss of $0.24 per diluted share, compared to a net loss of $12.0 million, or a loss of $0.52 per diluted share, in the prior year quarter.  Adjusted non-GAAP net loss, as reconciled below, was $5.4 million, or a loss of $0.24 per diluted share, for the fourth quarter of 2012 compared to adjusted non-GAAP net income of $1.3 million, or $0.05 per diluted share, in the prior year quarter.

The Company’s reported EBITDA was $8.8 million, or 3.2% of net sales, in the fourth quarter of 2012, compared to $3.9 million, or 1.4% of net sales, in the fourth quarter of 2011.

“As the overall market conditions deteriorated throughout the fourth quarter, we implemented additional measures to lower our costs in order to better position the Company heading into 2013 and minimize the loss for the quarter. In addition, even with the challenging demand environment during the fourth quarter, we surpassed our second half of 2012 inventory reduction goal of $50 million. Inventory levels declined over $65 million, on a replacement cost basis, during the second half of 2012,” said Scott Dolan, president and CEO of A. M. Castle & Co.

In the Metals segment, fourth quarter 2012 net sales of $242.3 million were $10.6 million, or 4.2% lower than last year.  Metals segment tons sold per day, excluding Tube Supply, for the fourth quarter of 2012 were down 16.3% from the fourth quarter of 2011.  Sequentially, tons sold per day, were 9.0% lower than the third quarter of 2012 as virtually all key end-use markets experienced softer demand due to extended customer shutdowns and weaker conditions in the overall economy compared to the third quarter.

In the Plastics segment, fourth quarter 2012 net sales of $31.7 million were $2.5 million, or 8.6% higher than the prior year period, primarily due to increased volume in the automotive sector. Sequentially, fourth quarter net sales were the same as third quarter 2012 net sales of $31.6 million, while sales per workday in the fourth quarter were 2.0% higher than third quarter levels.

Equity in earnings of the Company’s joint venture was $1.1 million in the fourth quarter of 2012, which was $1.6 million less than the same period last year and $0.2 million less than the third quarter of this year.

EX-1-

For the full year 2012, consolidated net sales were $1,270.4 million, compared to 2011 net sales of $1,132.4 million. Net loss for the full year 2012 was $9.7 million, or a loss of $0.42 per diluted share, compared to a net loss of $1.8 million, or a loss of $0.08 per diluted share in 2011. Adjusted non-GAAP net income, as reconciled in the table below, was $6.3 million, or $0.26 per diluted share, for the year ended December 31, 2012, compared to $12.4 million, or $0.53 per diluted share, for 2011. Consolidated 2012 cost of materials include a LIFO charge of $1.1 million compared to $16.0 million in 2011.

The Company’s reported EBITDA was $74.2 million, or 5.8% of net sales, in 2012, compared to $37.4 million, or 3.3% of net sales, in 2011.

For the full year 2012, Metals segment sales of $1,143.9 million were $129.8 million, or 12.8% higher than $1,014.1 million in 2011. Tons sold per day, excluding Tube Supply, decreased 3.9% from 2011 as gains in oil and gas were offset by weakness in the industrial business. For the full year 2012, Plastics segment sales of $126.5 million were $8.3 million, or 7.0% higher than 2011, reflecting stronger demand in the automotive sector.

The Company’s debt-to-capital ratio was 46.8% at December 31, 2012, compared to 50.2% at December 31, 2011.  Total debt outstanding, net of unamortized discount, was $297.1 million at December 31, 2012 and $314.9 million at December 31, 2011.  The cash and cash equivalents balance at year-end 2012 was $21.6 million compared to $20.0 million at the end of the third quarter and the outstanding balance under the revolving credit facilities was $40.0 million at December 31, 2012 compared to $47.8 million at the end of the third quarter. Refer to the ‘Total Debt’ table below for details related to the Company’s outstanding debt obligations.

As previously communicated, the Company has targeted $33 million of annual operating income improvement as part of the plan announced in January of this year. The Company expects to realize $20 million of the targeted $33 million annual operating income improvements during 2013. The Company estimates $10 million of pre-tax charges associated with the plan, which will be incurred primarily in the first and second quarters of 2013, resulting in a net $10 million operating income improvement after the impact of the restructuring charges.

“We remain cautious heading into 2013 based on sentiments from many of our customers and a weaker overall economic outlook compared to early 2012.  We will continue to focus on working capital management, maintaining strong gross material margins and executing the plan to reduce costs, improve operating performance and customer service that we announced in January. We have executed the initial steps of our improvement plan as scheduled,” Dolan concluded.

Webcast Information
Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the fourth quarter and discuss business conditions and outlook.  The call can be accessed via the Internet live or as a replay.  Those who would like to listen to the call may access the webcast through a link on the investor relations page of the Company’s website at http://www.amcastle.com/investors/default.aspx. A supplemental presentation accompanying the webcast can also be accessed at the link provided.

An archived version of the conference call webcast will be available for replay at the link above approximately three hours following its conclusion, and will remain available until the next earnings conference call.  A replay of the conference call will also be available by calling (888) 843-7419 or (630) 652-3042 and citing code 7758691.

Annual Meeting Date, Time and Location
A. M. Castle & Co. will hold its annual meeting of shareholders on April 25, 2013 at 10:00 a.m. Central Time. The meeting will be held at the Company headquarters in Oak Brook, Illinois. Holders of common shares of record at the close of business on March 1, 2013 are entitled to notice of and to vote at the annual meeting.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy.  Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries.  Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon.  Through its wholly-owned subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics.  Together, Castle and its affiliated companies operate out of more than 60 locations throughout North America, Europe and Asia.  Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

EX-2-

Regulation G Disclosure
This release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in this release and in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP reporting and guidance. Management often uses this information to assess and measure the performance of our business. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to assist with period-over-period comparisons of such operations. The exclusion of the charges indicated herein from the non-GAAP financial measures presented does not indicate an expectation by the Company that similar charges will not be incurred in subsequent periods.

In addition, the Company believes that the use and presentation of EBITDA, which is defined by the Company as income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company’s operating results.  Adjusted non-GAAP net income and adjusted EBITDA, which are defined as reported net income and EBITDA adjusted for non-cash items and items which are not considered by management to be indicative of the underlying results,  are presented as the Company believes the information is important to provide investors, analysts and other interested parties additional information about the Company’s financial performance.  Management uses EBITDA, adjusted non-GAAP net income and adjusted EBITDA to evaluate the performance of the business.

Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release.  Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” or similar expressions.  These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions.  Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and quarterly reports for fiscal 2012.  All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

EX-3-

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	For the Three		For the Twelve
(Dollars in thousands, except per share data)	Months Ended		Months Ended
Unaudited	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$274,021	$282,150	$1,270,368	$1,132,366
Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	204,624	214,021	927,287	845,609
Warehouse, processing and delivery expense	34,362	32,806	148,256	134,898
Sales, general, and administrative expense	27,388	34,148	127,813	126,193
Depreciation and amortization expense	6,517	5,553	25,867	20,472
Operating income	1,130	(4,378)	41,145	5,194
Interest expense, net	(10,653)	(6,336)	(41,090)	(9,663)
Interest expense - unrealized loss on debt conversion option	—	(3,991)	(15,597)	(3,991)
Loss on extinguishment of debt	—	(6,153)	—	(6,153)
Loss before income taxes and equity in earnings of joint venture	(9,523)	(20,858)	(15,542)	(14,613)

Income taxes	2,755	6,126	(1,430)	1,126

Loss before equity in earnings of joint venture	(6,768)	(14,732)	(16,972)	(13,487)

Equity in earnings of joint venture	1,125	2,769	7,224	11,727
Net loss	$(5,643)	$(11,963)	$(9,748)	$(1,760)
Basic loss per share	$(0.24)	$(0.52)	$(0.42)	$(0.08)
Diluted loss per share	$(0.24)	$(0.52)	$(0.42)	$(0.08)
EBITDA *	$8,772	$3,944	$74,236	$37,393

*Earnings before interest, taxes, and depreciation and amortization

Reconciliation of adjusted EBITDA to net loss:	For the Three		For the Twelve
	Months Ended		Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net loss	$(5,643)	$(11,963)	$(9,748)	$(1,760)
Depreciation and amortization expense	6,517	5,553	25,867	20,472
Interest expense, net	10,653	6,336	41,090	9,663
Interest expense - unrealized loss on debt conversion option	—	3,991	15,597	3,991
Loss on extinguishment of debt	—	6,153	—	6,153
Income taxes	(2,755)	(6,126)	1,430	(1,126)
EBITDA	8,772	3,944	74,236	37,393
Non-GAAP net income adjustments (a)	355	4,119	713	5,690
Adjusted EBITDA	$9,127	$8,063	$74,949	$43,083

(a) Non-GAAP net income adjustments relate to CEO transition costs, unrealized (gains) losses for commodity hedges, Tube Supply net income and Tube Supply acquisition costs for the 2011 periods. Refer to 'Reconciliation of 2012 adjusted net (loss) income to reported net loss' table below.

EX-4-

CONDENSED CONSOLIDATED BALANCE SHEETS	As of
(Dollars in thousands, except par value data)	December 31,	December 31,
Unaudited	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$21,607	$30,524
Accounts receivable, less allowances of $3,529 and $3,584	138,311	181,036
Inventories, principally on last-in, first-out basis (replacement cost higher by $139,940 and $138,882)	303,772	272,039
Prepaid expenses and other current assets	15,092	10,382
Income tax receivable	7,596	8,287
Total current assets	486,378	502,268
Investment in joint venture	38,854	36,460
Goodwill	70,300	69,901
Intangible assets	82,477	93,813
Prepaid pension cost	12,891	15,956
Other assets	18,266	21,784
Property, plant and equipment
Land	5,195	5,194
Building	52,884	52,434
Machinery and equipment	178,664	172,833
Property, plant and equipment, at cost	236,743	230,461
Less - accumulated depreciation	(157,103)	(148,320)
Property, plant and equipment, net	79,640	82,141
Total assets	$788,806	$822,323
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$67,990	$116,874
Accrued liabilities	36,564	33,828
Income taxes payable	1,563	1,884
Current portion of long-term debt	415	192
Short-term debt	500	500
Total current liabilities	107,032	153,278
Long-term debt, less current portion	296,154	314,240
Deferred income taxes	32,350	25,650
Other non-current liabilities	5,279	7,252
Pension and post retirement benefit obligations	10,651	9,624
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 9,988 shares authorized (including 400 Series B Junior Preferred $0.00 par value shares); no shares issued and outstanding at December 31, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value - 60,000 shares authorized and 23,211 shares issued and 23,152 outstanding at December 31, 2012; 30,000 shares authorized and 23,159 shares issued and 23,010 outstanding at December 31, 2011	232	232
Additional paid-in capital	219,619	184,596
Retained earnings	139,239	148,987
Accumulated other comprehensive loss	(21,071)	(19,824)
Treasury stock, at cost - 59 shares at December 31, 2012 and 149 shares at December 31, 2011	(679)	(1,712)
Total stockholders' equity	337,340	312,279
Total liabilities and stockholders' equity	$788,806	$822,323

EX-5-

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited	Years Ended December 31,
	2012	2011
Operating activities:
Net loss	$(9,748)	$(1,760)
Adjustments to reconcile net loss to net cash from (used in) operating activities:
Depreciation and amortization	25,867	20,472
Amortization of deferred gain	(1,619)	(503)
Amortization of deferred financing costs and debt discount	6,232	1,662
Loss on sale of fixed assets	354	120
Unrealized loss on debt conversion option	15,597	3,991
Unrealized losses on commodity hedges	163	2,331
Equity in earnings of joint venture	(7,224)	(11,727)
Dividends from joint venture	4,729	3,117
Deferred tax (benefit) provision	(1,284)	(3,333)
Share-based compensation expense	2,277	4,349
Excess tax benefits from share-based payment arrangements	(90)	(301)
Increase (decrease) from changes in, net of acquisition:
Accounts receivable	44,570	(26,446)
Inventories	(29,340)	(39,435)
Prepaid expenses and other current assets	(2,397)	(3,408)
Other assets	(480)	188
Prepaid pension costs	(2,863)	(2,412)
Accounts payable	(42,560)	9,910
Accrued payroll and employee benefits	(2,974)	(2,470)
Income taxes payable and receivable	454	(820)
Accrued liabilities	4,514	(184)
Postretirement benefit obligations and other liabilities	1,173	371
Net cash from (used in) operating activities	5,351	(46,288)
Investing activities:
Acquisition/Investment of businesses, net of cash acquired	(6,472)	(174,244)
Capital expenditures	(11,121)	(11,744)
Proceeds from sale of fixed assets	153	226
Insurance proceeds	—	573
Net cash used in investing activities	(17,440)	(185,189)
Financing activities:
Short-term (repayments) borrowings, net	(27)	653
Net (repayments) borrowings on previously existing revolving lines of credit	—	(26,403)
Proceeds from long-term debt, including new revolving credit facility	767,090	320,476
Repayments of long-term debt, including new revolving credit facility	(762,887)	(53,212)
Payment of debt issue costs	(1,503)	(16,633)
Exercise of stock options	146	356
Excess tax benefits from share-based payment arrangements	90	301
Net cash from (used in) financing activities	2,909	225,538
Effect of exchange rate changes on cash and cash equivalents	263	(253)
Net (decrease) increase in cash and cash equivalents	(8,917)	(6,192)
Cash and cash equivalents—beginning of year	30,524	36,716
Cash and cash equivalents—end of year	$21,607	$30,524

EX-6-

Reconciliation of 2012 adjusted net (loss) income to reported net loss for the period ended December 31:
(Dollars in thousands, except per share data)
Unaudited	For the Three		For the Three		For the Twelve		For the Twelve
	Months Ended 2012		Months Ended 2011		Months Ended 2012		Months Ended 2011
Net loss, as reported	$(5,643)		$(11,963)		$(9,748)		$(1,760)
Unrealized loss on debt conversion option	—		3,991		15,597		3,991
Debt refinancing charges	—		9,528		—		9,528
Interest charges on new debt	—	1	1,838		—	1	1,838
Tube Supply acquisition costs	—		4,260		—		4,260
Tube Supply net income	—	1	(901)		—	1	(901)
CEO transition costs, net	—		—		550		—
Unrealized losses on commodity hedges	355		760		163		2,331
Tax effect of adjustments	(136)		(6,259)		(273)		(6,860)
Adjusted non-GAAP net (loss) income	$(5,424)		$1,254	2	$6,289		$12,427	2
Adjusted non-GAAP basic (loss) income per share	$(0.24)		$0.05		$0.27		$0.54
Adjusted non-GAAP diluted (loss) income per share	(0.24)		0.05		0.26		0.53

(1)	Amounts were not included as the three and twelve months ended 2012 results reflect activity for the full period compared to 16 days during the 2011 periods presented.
(2)	Amounts differ from previously reported 2011 'Adjusted non-GAAP net income' due to the inclusion of the adjustment for unrealized losses on commodity hedges.

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TOTAL DEBT
(Dollars in thousands)
Unaudited
	December 31, 2012	December 31, 2011
SHORT-TERM DEBT
Foreign	$500	$500
Total short-term debt	500	500
LONG-TERM DEBT
12.75% Senior Secured Notes due December 15, 2016	225,000	225,000
7.0% Convertible Notes due December 15, 2017	57,500	57,500
Revolving Credit Facility due December 15, 2015	39,500	35,500
Other, primarily capital leases	1,400	244
Total long-term debt	323,400	318,244
Plus: derivative liability for conversion feature associated with convertible debt	—	26,440
Less: unamortized discount	(26,831)	(30,252)
Less: current portion	(415)	(192)
Total long-term portion	296,154	314,240
TOTAL DEBT	$297,069	$314,932

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